INTRODUCTION

This Statement of Policies and Procedures (this “Statement”) addresses the responsibilities of the employees of Falcon Point Capital, LLC concerning applicable regulatory, compliance and operational issues. The Statement does not attempt to describe every requirement relating to these activities, but summarizes some of those issues and establishes general policies and procedures that apply to all Employees.

The Firm and its Employees have a fiduciary duty to the Firm’s clients and are required to maintain the highest ethical standards and to comply with all applicable federal and state securities laws. Employees must report any violations of this Statement promptly to the CCO.

If you violate any provision contained in this Statement, you may be subject to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation also constitutes a violation of law. Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

This Introduction and Parts I, II and III of this Statement (“Personal Securities Transactions,” “Code of Employee Conduct” and “Insider Trading”) constitute the Firm’s code of ethics pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the ICA.

A.  General Procedures. The Firm will provide each Employee with a copy of this Statement and any amendments. When each Employee receives this Statement, he or she must sign a Certificate of Receipt, in the form attached as Exhibit A. The Certificate acknowledges that the Employee has received and understands this Statement (as amended) and includes the Employee’s agreement to comply with it. At the same time, each new Employee also must complete an Employee Questionnaire in the form attached as Exhibit E. Thereafter, each Employee immediately must notify the CCO if any of the information in his or her Employee Questionnaire becomes inaccurate in any respect.

No later than 10 days after becoming an Employee, such Employee must disclose on an Initial Holdings Report in the form attached as Exhibit B, all of his or her, and his or her Family Members’, Proprietary Accounts and list all securities in which the Employee or any of his or her Family Members has any Beneficial Ownership. The Employee must also obtain, on a Personal Securities Trading Request, in the form attached as Exhibit D, prior approval of all securities transactions in Proprietary Accounts from the CCO or authorized portfolio manager.

Quarterly, each Employee must sign a Certificate of Compliance, in the form attached as Exhibit C, certifying that he or she has complied in all respects with this Statement and updating any information that is not current or complete.

B. Chief Compliance Officer. Employees who have questions about this Statement should contact Lalaine V. Le (or Lalaine V. Le’s designated substitute or successor) (the “CCO”). The CCO is competent and knowledgeable regarding the Advisers Act and has full responsibility and authority to enforce and further develop this Statement.

C.  Mandatory Reporting of Violations. Employees must report promptly any violation of this Statement to the CCO. Reports may be anonymous. Neither the Firm nor any Employee may retaliate against anyone who makes such a report. Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

D.  Annual Review. The Firm’s board of directors, managers or general partner, its executive officers and the CCO review this Statement annually to determine its adequacy and the effectiveness of its implementation. The review considers any compliance matters that arose during the previous year, any changes in the Firm’s or its affiliates’ activities and any changes in the Advisers Act or applicable regulations. The Firm may conduct interim reviews to respond to significant compliance events, changes in business arrangements and regulatory developments.

Reviews of the policies and procedures described in Part I regarding personal securities transactions should: (1) assess whether Employees followed the required internal procedures, such as pre-approval, and compare the personal trading to any restricted lists; (2) assess whether the Employee is trading for his or her own account in the same securities he or she is trading for Client Accounts and, if so, whether the Client Accounts are receiving terms as favorable as the Employee takes for himself or herself; and (3) periodically analyze the Employee’s trading for patterns that may indicate abuse, including market timing.

E.  Definitions. To make it easier to review and understand these policies and procedures, some terms are defined below:

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” of a security by a person means the person:

1.         Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in such security, (b) voting power, which includes the power to vote, or to direct the voting of, such security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of such security; or

2.         Provides any investment advice regarding such security; or

3.         Has the right to acquire such security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means; or

4.         Directly or indirectly creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of Beneficial Ownership of such security or preventing the vesting of such

Beneficial Ownership as part of a plan or scheme to evade reporting requirements of the Exchange Act. For example, a federal court has held that a party to a cash-settled total return swap (a “swap” being an agreement to “exchange cash flows on two financial instruments over a specific period of time”) was deemed to be a “beneficial owner” of the underlying securities, even though the party had no pecuniary, financial or other interest in or right to acquire, vote or dispose of the underlying securities. Because a party to a swap or other derivative may have Beneficial Ownership of the underlying securities, the facts and circumstances should be fully disclosed to the CCO to determine whether the Firm may have Beneficial Ownership of the underlying securities.

“Client Account” means any client or Investment Fund as to which or for whom the Firm provides investment advisory services. Consistent with this definition, “Client Account” includes a proprietary investment or trading account maintained by the Firm or its Employees or their Family Members if the Firm acts as the investment adviser to that account. If the Firm does not act as such, then that account is a Proprietary Account.

“CCO” means Lalaine V. Le (or her designated substitute or successor).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means the Firm’s (a) general partner, managing member or executive officer, or other individual with a similar status or function; (b) any Employee who solicits a Government Entity for the Firm, (c) any person who supervises, directly or indirectly, any such Employee; or (d) any political action committee controlled by the Firm or by any of its Covered Associates.

“Covered Investment Pool” means (a) any investment company registered under the ICA that is an investment option of a plan or program of a Government Entity or (b) any investment company that would be an investment company under ICA section 3(a) but for the exclusion provided by ICA section 3(c)(1), 3(c)(7) or 3(c)(11).

“Discretionary Account” means any Client Account that has granted the Firm (a) discretionary proxy voting authority, or (b) discretionary investment authority without expressly retaining proxy voting authority. All Investment Funds are Discretionary Accounts.

“DOL” means the U.S. Department of Labor.

“Employee” means each person who is an employee, officer or manager of the Firm, any other person whom the CCO notifies will be subject to this Statementand any Covered Associate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan” means an employee benefit plan subject to Title I of ERISA (including any SEP-IRA with employee participants).

“ERISA Plan Client Account” means an ERISA Plan separate account client or an Investment Fund that is a plan assets fund (one where benefit plan investors own at least 25% of the value of any class of equity interests in that Investment Fund) as described in Part X.H.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

“FATCA” means the Foreign Account Tax Compliance Act, including its implementing regulations and guidance.

“Firm” means Falcon Point Capital, LLC and each of its affiliates that is engaged in the business of providing investment advisory services or serving as the general partner or manager of an Investment Fund.

“Government Entity” means any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.

“ICA” means the Investment Company Act of 1940, as amended.

“Insider” means (except for purposes of Part III (Insider Trading)), any person who directly or indirectly has Beneficial Ownership of more than 10% of any class of equity securities registered under the Exchange Act, or who is an officer or director of an issuer with a class so registered. “Insider” for purposes of Part III is defined therein.

“Investor” means an investor in an Investment Fund.

“Investment Fund” means any U.S. or non-U.S. investment fund or pool of which the Firm or one of its affiliates serves as investment adviser, general partner or both (including any such investment fund or pool in which the only investors are the Firm, any affiliate of the Firm or any Employee).

“IPO” means initial public offering.

“Non-Discretionary Account” means any Client Account that (a) has granted the Firm discretionary investment authority but has expressly retained proxy voting authority, or (b) has not granted the Firm either discretionary investment authority or discretionary proxy voting authority.

“Official” means an incumbent, candidate or successful candidate for elective office of a Government Entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm.

“Proprietary Account” means (1) a securities investment or trading account held in the name of an Employee or any of his or her Family Members, or of which that Employee or any of his or her Family Members has Beneficial Ownership, or (2) a proprietary investment or trading account maintained for the Firm or its Employees, except that the term “Proprietary Account” does not include any such account to which the Firm serves as investment adviser.

“Regulated Persons” means certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in pay-to-play practices and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

“Retirement Plan” means an ERISA Plan, IRA or “owner-only” plan. An “owner only” plan includes a Keogh plan or SEP-IRA that covers only owners of an unincorporated business and their spouses or the sole shareholder of a corporation and the shareholder’s spouse.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering.

“Statement” means this Statement of Policies and Procedures.

“U.S.” means the United States of America

PART I.

PERSONAL SECURITIES TRANSACTIONS

A.         Personal Trading Accounts and Reports.

1.         No later than 10 days after becoming an Employee, such Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, and must provide to the Firm an Initial Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security held directly by the Employee or the Employee’s Family Members, whether or not in a Proprietary Account. The form of Initial Holdings Report is attached as Exhibit B. This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of forty-five days prior to the date the person became an Employee. The Initial Holdings Report need not disclose (a) shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with the Firm (but disclosure of closed-end funds and exchange-traded funds is required), (currently, the Firm acts as subadviser for the following mutual funds: Russell U.S. Small Cap Equity Fund (RLACX), Acuitas U.S. Microcap Fund (AFMCX)) the SEI funds (SLPAX, SECAX and SSMAX), (b) securities issued by the government of the U.S., (c) money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and (d) shares of money market funds.

2.         Thereafter, each Employee must advise the CCO and receive authorization before opening any new Proprietary Account.

3.         Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO. In the alternative, Employees may close all Proprietary Accounts and trade only through a Proprietary Account at the Firm’s primary broker if the Employee authorizes the primary broker to provide such information to the Firm.

4.         Each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

5.         For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the CCO with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade.

6.         Before arranging a personal loan with a broker, bank or other financial institution that will be collateralized by securities in a Proprietary Account, an Employee or other borrower must obtain the approval of the CCO.

7.         No later than thirty days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has complied with this Statement and give the Firm a report disclosing all securities in which the Employee and the Employee’s Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account where such securities are held. Alternatively, the Employee may certify that all such information is in the account statements and confirmations provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The form to use for this purpose is attached as Exhibit C.

B.         Personal Trading Approvals.

No securities transactions for Proprietary Accounts (including transactions in the mutual funds: RLACX, AFMCX, SLPAX, SECAX and SSMAX) may be effected without the prior written approval of the CCO, Michael Mahoney, James Bitzer or Michael Thomas, but none may approve his or her own transactions. Any transaction may be cancelled at the end of the day by the CCO or allocated to a Client Account at the CCO’s discretion. This policy applies equally to securities acquired in IPOs and private placements. An Employee may request preapproval using the form of Personal Securities Trading Request attached as Exhibit D or in an email or IM containing the same information. The CCO or one of the other authorized Employees will notify the Employee promptly of approval or denial of clearance to trade. If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval. If the trade is not made on that day, the Employee must request approval again.

Proprietary Accounts Managed by Other Investment Advisers. With the prior written approval of the CCO, an Employee may retain an investment advisory firm to provide discretionary management for a Proprietary Account, without obtaining preapproval for each transaction in that account; provided that: (1) The Employee has no direct or indirect influence over, or prior knowledge about, transactions in that Proprietary Account, (2) the Employee informs the investment adviser not to purchase private securities or IPO’s in that Proprietary Account (unless the Employee obtains preapproval for any such transaction from the CCO), (3) the Employee provides monthly statements and confirmations for that Proprietary Account as required in Part I.A of this Statement, and (4) the Employee and the independent advisory firm periodically certify to the Firm that the Employee is complying with (1), above. The CCO’s approval must be provided with a letter also signed by the Employee containing these requirements.

C.         Seven Day “Black Out” Period and “30 Day Holding” Period.

Unless approved by the CCO, the Firm prohibits any Proprietary Account from buying or selling a Security within seven calendar days of the date on which the same Security was traded by the Firm for a Client Account. Any profits realized on trades within the restricted period will be required to be disgorged. If the Firm has completely sold its position in a Security from

Client Accounts, then Proprietary Accounts may be able to trade the Security after proper pre-approval. The CCO may allow exceptions in the event a Proprietary Account buys or sells a Security (with pre-authorization) when there are no “pending” orders (as defined above) on the trading desk or currently known to be in process, and a subsequent decision is made to purchase or sell the same Security on behalf of a Client Account within the seven day window.

Unless approved by the CCO, the Firm prohibits any Proprietary Account from selling a Security within thirty calendar days of the date on which the Employee purchased any amount of the same Security, unless such sale is at a price less than the purchase price received in the most recent purchase of that Security.

D.         Limit Orders.

The Firm prohibits limit orders not executed on the day the order is initiated because there is no way for the CCO to know when limit orders may be executed for an Employee and whether those trades may be in conflict with orders for Client Accounts.

E.         Review of Personal Trading Information.

The Firm will review all confirmations, statements and other information to monitor compliance with this Statement. The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper. Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

F.         Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.         Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

2.         Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.         Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.         Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client

Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

G.         Front Running.

Without the prior written approval of the CCO, no Employee may execute a transaction in a security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.

H.         Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the Client Account.

I.          Private Placements and Initial Public Offerings.

Neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any security in a private placement or IPO without the prior approval of the CCO. The form of Personal Securities Trading Request is attached as Exhibit D. The CCO or the CCO’s Substitute will promptly notify the Employee of approval or denial of clearance to trade. If an Employee receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval.

J.          Anti-Fraud Rules.

The Firm and its Employees are specifically prohibited by the Advisers Act and the ICA and the SEC rules under those laws from engaging in any of the following activities with respect to Client Account or a Fund:

1.         Employing any device, scheme or artifice to defraud the Client Account or Fund;

2.         Making any untrue statement of a material fact to the Client Account or Fund or omitting to state a material fact necessary in order to make the statements made to the Client Account or Fund, in light of the circumstances under which they are made, not misleading;

3.         Engaging in any act, practice or course of business that operates or would operates as a fraud or deceit on the Client Account or Fund; or

4.         Engaging in any manipulative practices with respect to the Client Account or Fund.

PART II.

CODE OF EMPLOYEE CONDUCT

A.         Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must, in either case, be approved in advance by the CCO or a Managing Director of the Firm. Each Employee should notify the CCO immediately if the Employee is such an officer or director when he or she receives this Statement. The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive. Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

B.         Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the CCO’s prior consent, to:

1.         Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.         Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part II.I below regarding permissible gifts where no such quid pro quo relationship exists; or

3.         Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Securities Transactions).

C.         Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate. The CCO or other appropriate personnel supervise the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.       The CAN-SPAM Act of 2003.

The Firm’s periodic email reports to clients, Investors and potential clients and Investors may be deemed “unsolicited commercial emails.” An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service. The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and Investors in Investment Funds managed by the Firm and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation. If you do not want to receive further emails from Falcon Point Capital, LLC, please reply to this email and ask to be removed from our mailing list.

Falcon Point Capital, LLC
Two Embarcadero Center
Suite 420
San Francisco, CA 94111

E.         Protection of Client Assets.

1.         Receipt of Client or Investor Funds. No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason. Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO. Any Employee who accidentally receives client (or Investor) assets (such as a check made out directly to the Firm or a U.S. Investment Fund) should immediately (and in any event within three business days) return such assets to the person from whom they came.

2.         Delivery of Audited Financials of U.S. Investment Funds. The Firm must deliver to each Investor in a U.S. Investment Fund a copy of the annual audited financial statements no later than 120 days after the end of the audit period (typically December 31).

3.         Acting to Obtain Client Custody. Without the advance approval of the CCO, an Employee may not act in any capacity that would cause the Firm to be deemed to have custody of a Client Account. Actions that would give the Firm custody of a Client Account include (i) obtaining web access to a Client Account that permits the Firm to make any withdrawals or transfers (other than transfers to another qualified custodian account with exactly the same name as the Client Account) or to make any address changes (without an automatic notice of the address change sent directly by the custodian to the client), (ii) transferring funds from a Client Account to a third party account pursuant to a standing letter of authorization, (iii) acting as a personal custodian or trustee for a client or a client’s trust, (iv) obtaining any power of attorney or account signatory authority of a client’s account or assets, and (v) entering into any business transaction jointly with a client.

A letter of instruction or other similar asset transfer authorization from a client that authorizes the Firm to withdraw or transfer funds or securities maintained with a qualified custodian to a third party client upon its instruction to the qualified custodian will cause the Firm to have custody of those client assets and require it to comply with SEC Rule 206(4)-2 (the

“Custody Rule”). Typically, the Custody Rule requires an investment adviser that has custody of client funds or assets to obtain a surprise examination by an independent public accountant. Even if acting pursuant to a standing letter of authorization causes the Firm to have custody, however, the Firm will not be required to obtain a surprise examination if the following conditions are met:

(i)       The client provides an instruction to the qualified custodian, in writing, that includes the client’s signature, the third party’s name, and either the third party’s address or the third party’s account number at a custodian to which the transfer should be directed;

(ii)      The client authorizes the Firm, in writing, either on the qualified custodian’s form or separately, to direct transfers to the third party either on a specified schedule or from time to time;

(iii)     The client’s qualified custodian performs appropriate verification of the instruction, such as a signature review or other method to verify the client’s authorization, and provides a transfer of funds notice to the client promptly after each transfer;

(iv)     The client has the ability to terminate or change its instruction to its qualified custodian;

(v)      The Firm has no authority or ability to designate or change the identity of the third party, the address, or any other information about the third party contained in the client’s instruction;

(vi)     The Firm maintains records showing that the third party is not a related party of the Firm or located at the same address as the Firm; and

(vii)    The client’s qualified custodian sends the client, in writing, an initial notice confirming the instruction and an annual notice reconfirming the instruction.

The CCO must pre-approve any standing letter of authorization entered into for any client.

The Firm may at times be asked to assist clients in wiring funds from a Client Account to the client’s linked checking account. The authority to transfer assets between a client’s accounts maintained at one or more qualified custodians will result in the Firm having custody, unless the client has authorized the Firm in writing to make such transfers and a copy of the authorization is provided to the sending custodian, specifying the Client Accounts involved. The written authorization must be signed by the client and state the name and account numbers on sending and receiving accounts (including the ABA routing number(s) or name(s) of the receiving custodian) so that the sending custodian has a record that the client has identified the accounts for which the transfer is being effected as belonging to the client. That authorization does not need to be provided to the receiving custodian. The Firm’s authority to transfer client assets between the Client Accounts at the same qualified custodian or between affiliated qualified custodians that both have access to the sending and receiving account numbers and client account name (e.g., to make first-party journal entries) does not constitute custody and does not require further specification of Client Accounts in the authorization. An Employee with questions on whether an arrangement meets the foregoing criteria should consult with the CCO.

F.         Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

Regulation S-P (“Reg S-P”) requires SEC-registered investment advisers to adopt and implement policies and procedures that are reasonably designed to protect the confidentiality of nonpublic personal records. Corresponding Federal Trade Commission (“FTC”) rules impose the same requirement on all other investment advisers. Reg S-P applies to “consumer” records, meaning records regarding individuals, families, or households. Reg S-P does not explicitly apply to the records of companies, investors in a private fund, or individuals acting in a business capacity, but corresponding FTC rules may impose similar disclosure and safeguarding obligations. The Firm is committed to protecting the confidentiality of all non-public identifying and personal financial information regarding its clients, Investors, prospects, and Employees (“Nonpublic Personal Information”).

Reg S-P and FTC rules require the Firm and the Investment Funds provide Investors and clients with notices describing their privacy policies and procedures. These privacy notices must be delivered to all new clients upon inception of an advisory relationship and Investors at the time they invest in an Investment Fund, and at least annually thereafter. Reg S-P and the FTC rules do not require the distribution of privacy notices to companies or to individuals acting in a business capacity, but the Firm provides initial and annual privacy notices to all clients and Investors as a best practice.

1.         Proprietary Data; Confidentiality. Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts (including the Nonpublic Personal Information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business, or as approved by the CCO. Employees may not disclose the identity, affairs or investments, or other Nonpublic Personal Information, of any current, potential or former client or Investor to anyone outside of the Firm, except as may have been authorized by the client or Investor or as may be required in servicing the client or Investor (such as disclosure to a brokerage firm at which Client Account assets are held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law). Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions. This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment. Notwithstanding the foregoing, nothing in this paragraph or elsewhere in this Statement or in any agreement between an Employee and the Firm prohibits Employees from reporting possible violations of federal laws or regulations to the SEC or any other government agency or making other disclosures that are protected under federal whistleblower laws and regulations, without notifying or obtaining approval from the CCO, and Employees will not be subject to discipline or sanctions by the Firm for making any such reports or disclosures. As a result, each Employee must sign an Employee Confidentiality and Nonsolicitation Agreement in the form attached as Exhibit G.

2.         Privacy of Customer Personal Information -- Information Security Program. It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a.       The CCO. The Firm has designated the CCO to coordinate its information security program. The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically reviewing, monitoring, testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

b.       Identifying Internal and External Risks to Customer Information. The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures. The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks. The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.       Information Safeguards.

To protect the confidentiality of the Nonpublic Personal Information and the Firm’s other confidential and proprietary information, Employees should take the following additional security precautions:

1.	Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate any information that contains confidential and proprietary information or take any such information from the Firm’s offices without the prior consent of the CCO. Any physical information removed from the Firm’s offices or any information printed and kept at home (such as research files) must be returned to the Firm. All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding. (No document may be destroyed if the Firm is required to keep it – as further described in Part VIII below.) Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.	All computers containing confidential and proprietary information must be accessible only by the use of strong passwords. Backup records and archived data are stored in a secure manner. Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information. For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity.

3.	If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

4.	Employees must use extreme care in electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons.

5.	Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

6.	All information protected by such safeguard is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

7.	All Employees have received and read the Memoranda regarding the use by subtenants of the office space adjacent to the Firm. The policies set forth in those Memoranda are part of this Statement and must be followed by all Employees.

d.       Third Party Service Providers. At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties. If this occurs, the Firm will oversee these service providers by (i) using reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required by law and (ii) taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards for confidential information. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

e.       Responding to Data Breaches. If any Employee becomes aware of an actual or suspected data breach, including but not limited to any improper disclosure of Nonpublic Personal Information, that Employee must promptly notify the CCO. Because most states require prompt specific notification to affected individuals of such a breach involving Nonpublic Personal Information, the Firm must investigate an actual or suspected breach that may involve Nonpublic Personal Information as quickly as possible and discuss the issue with legal counsel. The Firm’s investigation and response procedures in the event of any actual or suspected data breach are described in the Data Security Threat and Incident Management Policy attached as Exhibit ___.

f.       Discarding Information. Employees may only discard or destroy Nonpublic Personal Information in accordance with instructions from the CCO. Employees are reminded that electronic and hard copy media containing Nonpublic Personal Information must be destroyed or permanently erased so that the information cannot be reconstructed before being discarded. Devices such as scanner and photocopiers that save electronic copies of information must be erased before their disposal.

G.         Identity Theft Red Flags Program.

In accordance with sections 615(e)(1)(A) and (B) of the Fair Credit Reporting Act of 1970, as amended, the CFTC and SEC adopted identity theft guidelines (the “Identity Theft Rules”) that require that certain SEC registered investment advisers and certain CFTC regulated commodity pool operators or commodity trading advisers (collectively, “Covered Advisers”) that offer or maintain particular types of accounts that are more susceptible to identity theft (“Covered Accounts”) maintain an identity theft red flags program designed to detect, prevent and mitigate identity theft. In jointly announcing the Identity Theft Rules, the SEC and CFTC stated that any Covered Adviser that directly or indirectly had the ability to transfer investment proceeds to any third party individuals based on a client’s instructions would be covered by the Identity Theft Rules. The Firm is committed to maintaining an identity theft identification program (the “Identity Theft Program”) designed to identify, detect, prevent and mitigate identity theft and has adopted the Identity Theft Program attached as Exhibit H.

H.         Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest. Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

I.          Favoritism, Entertainment and Gifts.

1.         Receipt by Employees. An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry. Limited exceptions to this policy may be made with the approval of the CCO, and the following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

a.       Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal is in attendance.

b.       Flowers or food and/or wine baskets for the Firm generally are permissible.

c.       Occasional gifts with a face value of $200 or less (for example, a bottle of wine) are permissible.

d.       Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event. However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted.

2.       Additional Reporting for ERISA Plans and Plan Assets Funds. Title I of ERISA and the Code generally prohibit Employees from receiving gifts or gratuities from third parties in connection with services provided to any ERISA Plan Client Account, such as an ERISA Plan separate account client or plan assets Investment Fund (plan assets funds are described in Part X.H.2). Any gift with a value greater than $10 that an Employee receives that may be in connection with services provided to an ERISA Plan Client Account must be reported to the CCO and the Employee may be required to return the gift. The CCO tracks such gifts because the applicable ERISA Plan may need to know about any gifts from a third party in connection with services provided to the ERISA Plan to satisfy its reporting obligations to the DOL.

3.       From Employees. An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except for occasional and reasonable gifts and entertainment (if the Employee is present). Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley Plan”)) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees). The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the DOL aggregate payments to any such single person from all Employees over a calendar year that exceed $250.

Trustees and other fiduciaries of ERISA Plan Client Accounts generally are prohibited from receiving gifts or gratuities from persons who provide services to such Accounts.

4.       Foreign Governments and their Instrumentalities. The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. Civil and criminal penalties for violating the FCPA can be severe, so Employees should consult with the CCO prior to giving any gifts or entertainment to individuals or entities who may be affiliated with foreign governments.

J.         Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, ERISA, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the DOL and other regulatory authorities.

K.        Qualification of Solicitors.

The Firm complies with applicable rules regarding solicitation activities conducted by finders or solicitors on behalf of the Firm. In addition, the Firm may review applicable state laws regarding soliciting clients or Investors that are government or public entities, funds or plans. No such arrangement may be made without approval of the CCO.

L.         Email, Instant Messaging and Internet Chat Rooms/Message Boards Communication.

Employees should use the Firm’s email and instant messaging systems for all Firm business conducted via email or instant messaging. Employees may not install any other instant messaging system on their Firm computers.

Employees should be aware that all emails and instant messages (whether or not Firm-related) that are sent through Firm accounts are the Firm’s property, may be retained indefinitely, are subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by regulatory authorities.

M.        Social Networks, Blogs and Similar Services

Unless approved by the CCO, Employees may not post any message or information about their co-workers, the Firm, its clients, Investors, Investment Funds or investments, or Employees’ investments on any social network, internet message board, chat room, blog or similar service (with the sole exception that Employees may identify “Falcon Point Capital, LLC” as such person’s employer and describe the Firm as an “investment management” firm, without reference to the fact that the Firm manages investment funds). Employees also may not conduct any Firm business on or through such media. (See Part IX.B.13, regarding publishing articles by an Employee or the Firm.)

In addition, if an Employee has a presence on a social network, internet message board, chat room, blog or similar service, the Employee, as applicable, must monitor and remove or hide any third party content that may be deemed to be testimonial in nature. A testimonial includes, but is not limited to, a statement of a person’s experience with, or endorsement of, the Firm, and may include, among others, “endorsement” and “like” features.

If a client or Investor recommends the Firm or its Employees on the client’s or Investor’s profile page, the Firm and Employees must not republish that recommendation on their profile pages or elsewhere. Employees must not allow their Employee profiles to be associated with third party content that may be testimonial about the Firm or that may advertise the Firm’s services.

For any social media presence that provides information about the Firm or an Employee’s services on the Firm’s behalf, the Firm or Employee, as applicable, should disable features that facilitate testimonials. For example, Firm officers and senior Employees should change their settings on LinkedIn to “hide” or “disable” recommendations and endorsements about the Employee’s investment advisory experience.

Employees must bring any testimonial content posted to their social media pages to the CCO’s attention. The CCO should retain a record of the content and, if applicable, when the testimonial was hidden from view or deleted. The CCO will periodically check Employee profiles on social media for any third party content that is testimonial about the Firm. As needed, the CCO may request that Employees “link with” or “friend” the CCO to allow the CCO to view Employee profile pages on social media platforms.

Further, Employees may not use their social media profiles to link to or “like” any content regarding investment practices or services without the CCO’s prior approval.

The Firm does not have any social media pages.

PART III.

insider trading

A.         Policy Statement on Insider Trading. The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer. It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Statement applies to the Firm and all of its Employees. Each Employee should review this Statement carefully. Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

●	Trading in securities by an insider while in possession of material, nonpublic information;

●	Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

●	Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm or as provided in Part II.F regarding activity protected under applicable whistleblowing statutes. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

1.         Background.

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2.         Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers”; those who receive the information are called “tippees.” If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Statement. You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is “material.” Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company. It is information that, if generally known, would affect the market price of the security. Material information can relate to current events or possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities. The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities. For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information. You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets. Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3.         Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a.       civil injunction;

b.       disgorgement of the profit gained or the loss avoided;

c.       civil penalty of up to three times the profit gained or the loss avoided;

d.       criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e.       jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career. It is essential to avoid even the appearance of impropriety.

B.         Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading. Every Employee must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

1.         Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a.       Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Could this information cause investors to change their trading?

b.       Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.         Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a.       Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts. In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members.

b.       Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends. This includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.       Do not discuss the material, nonpublic information with anyone (including relatives, business associates or friends) except as required by this Statement. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d.       Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

3.         Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information. The Firm may use additional measures to address specific situations.

a.       Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b.       Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c.       Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d.       Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.         Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C.         Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position. During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

1.         Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.         Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a.       No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b.       No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.         Client or Investor Serving as Director, Officer or Consultant.

From time to time, a client or Investor of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position. During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.         Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client or Investor of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client or Investor.

2.         Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client or Investor of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in “blackout” periods for trading in securities of the company for which the client or Investor serves as a director, officer or consultant.

E.         Supervisory Procedures.

The Firm’s supervisory procedures have two objectives: preventing and detecting insider trading.

1.         Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading. The Firm also reviews this Statement on a regular basis and updates it as necessary. The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities. Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.         Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part

II. Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.

F.	Expert Networks/Investment Contacts.

1.         Overview.

From time to time, the Firm may retain the services of consulting firms or research experts (whether research firms or individual experts) to supplement its research process with expert advice on technical or other specialized matters relevant to the investment decision making process. Consulting firms or research experts who receive compensation of any kind for their time from the Firm (“Paid Consultants”) should not be employed by (or otherwise restricted from speaking about) the public companies being considered for investment and as to which the expert’s advice is sought. However, it is possible that an expert that is consulted may have such an association with another public company that is not the subject of the expert’s discussions with the Firm. Therefore, Employees must be diligent about the risk of learning material nonpublic information in the course of meetings or discussions with consultants or industry experts. In order to minimize the likelihood that the Firm obtains material non-public information from such experts and to avoid any appearance of impropriety, all Employees that have contact with experts must comply with the procedures and guidelines described below. Unless indicated otherwise, these procedures and guidelines apply to communications with: (i) Paid Consultants and (ii) certain investment research contacts who do not receive compensation of any kind from the Firm (“Investment Contacts”)(collectively, “Research Consultants”).

2.         Application of the Firm’s Insider Trading Policies.

Employees are reminded that the Firm’s policies and procedures regarding insider trading (as set forth in this Part III) apply to the use of all Research Consultants. In particular:

a.       The Employee may not seek material non-public information from Research Consultants.

b.       The Employee must not misrepresent the Employee’s identity or the Employee’s affiliation with the Firm.

c.       The Employee may not seek information from Research Consultants if it appears likely that disclosure of the information would violate a confidentiality agreement or any other confidentiality obligation.

d.       If the Employee believes that the Employee may have obtained material non-public information from a Research Consultant, the Employee must immediately notify the CCO, and may not trade or recommend the purchase or sale of relevant securities without the prior approval from the CCO.

3.         Required Pre-Approvals for Paid Consultants.

To monitor the use of Paid Consultants, the Firm requires that all such engagements be pre-approved by the CCO or senior management.

4.         Paid Consultant Interview Guidelines.

In addition to the foregoing requirements, Employees are directed to adhere to the following consultation interview guidelines:

●	Respect the Research Consultant’s confidentiality, non-disclosure restrictions on all items, including those that may not relate to material information.

●	During the course of the conversation, the Employee should ensure that the information being discussed is not the type of information that could potentially constitute material non-public information or be subject to a confidentiality obligation. If the Employee believes that the Paid Consultant has crossed this line or is likely to cross this line if the conversation continues, the Employee should end the conversation and contact the CCO immediately. No trading in the subject security should take place unless and until the CCO approves the transaction.

●	Employees should review current stock positions prior to meeting with a Paid Consultant to be aware of any information that could inadvertently restrict the securities of an issuer held in a portfolio managed by the Firm.

●	The restriction on trades in the securities of certain issuers may be lifted by the CCO in his, her or their discretion, for reasons such as earnings announcements, among other things. All such determinations shall be recorded and maintained in the CCO’s files.

●	Employees may only conduct consultations with approved Paid Consultants.

5.         Guidelines for Use of Investment Contacts.

a.       General. Preapproval for the use of Investment Contacts is not required. An “Investment Contact” is a person contacted by the Firm for investment research but to whom the Firm does not pay any fee. The absence of a preapproval requirement is premised on various considerations. Persons in certain management roles at public companies are typically expected to speak with potential or existing investors. These include communications with investor relations contacts, CFO’s, CEO’s, other “C” level people and any other employee who the Firm has received direct approval to speak with via the company’s channels (for example, through investor relations or the office of the CEO or CFO). Similarly, access to persons at a public company as typically provided via events organized by sell-side brokerage firms also are not subject to any pre-clearance guidelines because those events are coordinated by the sell-side with the cooperation of the company. Speaking with district or regional managers, visiting facilities and speaking with employees, speaking with sales persons or other representatives of a company, and speaking with customers, vendors or suppliers of a company is not subject to preapproval because such persons are not expected to have access to material information regarding the company. Nonetheless, it is important that the Employee is familiar with the Firm’s insider trading procedures before the Employee engages the above-referenced parties in any research-related conversation. Those policies and procedures are in place to help educate Employees in a manner that helps minimize the likelihood that the Firm will obtain and/or act on material non-public information prohibited under this policy.

b.       No Compensation. The payment of compensation of any kind by the Firm or its personnel to persons treated as Investment Contacts under this policy is prohibited. For purposes of this prohibition, compensation includes both cash and non-cash compensation, including but not limited to gifts, meals, entertainment, travel, or any other items of value. The payment of compensation would cause the recipient to be deemed a Paid Consultant under this policy, and therefore be subject to the requirements set forth above, including pre-approval requirements.